FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER

SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION

OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934.

Commission File Number: 000-31041

AbsoluteSky, Inc.

(formally known as Biltmore Vacation Resorts Inc.)

(Exact name of registrant as specified in its charter)

1375 Trans-Canada Highway, Suite 200, Montreal, QC H9P 2W8   Canada

514-685-5554

(Address, including zip code, and telephone number,

including area code, of registrant's principal executive offices)

Common Shares

(Title of each class of securities covered by this Form)

NONE.

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i) [X]

Rule 12h-3(b)(1)(i) [X]

Rule 12g-4(a)(l)(ii)[_]

Rule 12h-3(b)(1)(ii)[_]

Rule 12g-4(a)(2)(i) [_]

Rule 12h-3(b)(2)(i) [_]

Rule 12g-4(a)(2)(ii)[_]

Rule 12h-3(b)(2)(ii)[_]

Rule 15d-6 [_]

Approximate number of holders of record as of the certification or notice date: One Hundred and Two (102)

Pursuant to the requirements of the Securities Exchange Act of 1934 AbsoluteSky, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly

Date: April 23, 2010                  By:  /s/ Gary Chamandy-Cook

                                                          Gary Chamandy-Cook

                                                          Chief Financial Officer